ASSET PURCHASE AGREEMENT

by and among

WINNEBAGO OF INDIANA, LLC (“Buyer”),

SUNNYBROOK MANUFACTURING, INC. (“SBM”),
its wholly-owned subsidiary
SUNNYBROOK RV, INC. (“RV”)
(SBM and RV are sometimes collectively
referred to herein as “Seller”)

and

Elvie J. Frey,
John Cornelius,
Beverly Cornelius Revocable Trust,
Susan Kalb-Yoder,
Richard Marshall Family Trust,
Tommy Thorton,
James T. Wilson and
Galen D. Miller

(“Shareholders”)

Dated December 29, 2010

#1903713 v.13

1

TABLE OF CONTENTS

1.	DEFINITIONS AND USAGE		1
	1.1	Definitions	1
	1.2	Usage	11

2.	SALE AND TRANSFER OF ASSETS; CLOSING		12
	2.1	Assets of Be Sold	12
	2.2	Excluded Assets	13
	2.3	Purchase Price and Payment of Purchase Price	14
	2.4	Liabilities	15
	2.5	Allocation	17
	2.6	Closing	17
	2.7	Closing Obligations	17
	2.8	Adjustment Amount and Payment	19
	2.9	Adjustment Procedure	19
	2.10	[Reserved]	20

3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS		20
	3.1	Organization and Good Standing	20
	3.2	Enforceability; Authority; No Conflict	20
	3.3	Capitalization	21
	3.4	Financial Statements	22
	3.5	Books and Records	22
	3.6	Sufficiency of Assets	22
	3.7	[Reserved]	22
	3.8	Description of Leased Real Property	22
	3.9	Title to Assets; Encumbrances	22
	3.10	Condition of Tangible Personal Property	23
	3.11	Accounts Receivable	23
	3.12	Inventories	23
	3.13	No Undisclosed Liabilities	23
	3.14	Taxes	24
	3.15	No Material Adverse Change	25
	3.16	Employee Benefits	25
	3.17	Compliance with Legal Requirements; Governmental Authorizations	28
	3.18	Legal Proceedings; Orders	29
	3.19	Absence of Certain Changes and Events	30
	3.20	Contracts; No Defaults	31
	3.21	Insurance	33
	3.22	Environmental Matters	34
	3.23	Employees	36
	3.24	Labor Disputes; Compliance	36

i

	3.25	Intellectual Property Assets	37
	3.26	Relationships with Related Persons	39
	3.27	Brokers or Finders	39
	3.28	Solvency	39
	3.29	Disclosure	39

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		40
	4.1	Organization and Good Standing	40
	4.2	Authority; No Conflict	40
	4.3	Certain Proceedings	40
	4.4	Brokers or Finders	40

5.	[RESERVED]		41

6.	[RESERVED]		41

7.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE		41
	7.1	Accuracy of Representations	41
	7.2	Seller's Performance	41
	7.3	Consents	41
	7.4	Facility Lease	42
	7.5	Additional Documents	42
	7.6	No Proceedings	42
	7.7	No Conflict	42
	7.8	Governmental Authorizations	43

8.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE		43
	8.1	Accuracy of Representations	43
	8.2	Buyer's Performance	43
	8.3	Additional Documents	43
	8.4	No Injunction	43

9.	[RESERVED]		44

10.	ADDITIONAL COVENANTS		44
	10.1	Employees and Employee Benefits	44
	10.2	Payment of All Taxes Resulting from Sale of Assets by Seller	46
	10.3	Payment of Other Retained Liabilities	46
	10.4	[Reserved]	46
	10.5	Removing Excluded Assets	46
	10.6	Reports and Returns	47
	10.7	Assistance in Proceedings	47
	10.8	Noncompetition, Nonsolicitation and Nondisparagement	47
	10.9	Customer and Other Business Relationships	48
	10.10	Retention of and Access to Records and Litigation Support	48
	10.11	Further Assurances	49

	10.12	Reassignment of Accounts Receivable	49
	10.13	Colony Action and FEMA Lawsuits	50
	10.14	Finished Goods Inventories	50
	10.15	Change of Name	51
	10.16	Guaranty of Repurchase Obligations	51

11.	INDEMNIFICATION; REMEDIES		51
	11.1	Survival	51
	11.2	Indemnification and Reimbursement by Seller and Shareholders	51
	11.3	Indemnification and Reimbursement by Seller-Environmental Matters	52
	11.4	Indemnification and Reimbursement by Buyer	53
	11.5	Limitations on Amount-Seller and Shareholders	53
	11.6	Limitations on Amount-Buyer	53
	11.6A	Limitations-All Parties	54
	11.7	Time Limitations	54
	11.8	Right of Setoff; Escrow	54
	11.9	Third-Party Claims	55
	11.10	Other Claims	56
	11.10A	Limitation of Liability of Galen D. Miller	56
	11.11	Indemnification in Case of Strict Liability or Indemnitee Negligence	57

12.	CONFIDENTIALITY		57
	12.1	Definition of Confidentiality Information	57
	12.2	Restricted Use of Confidential Information	58
	12.3	Exceptions	59
	12.4	Legal Proceedings	59
	12.5	Return or Destruction of Confidential Information	59
	12.6	Attorney-Client Privilege	59

13.	GENERAL PROVISIONS		60
	13.1	Expenses	60
	13.2	Public Announcements	60
	13.3	Notices	61
	13.4	Jurisdiction; Service of Process	61
	13.5	Enforcement of Agreement	61
	13.6	Waiver; Remedies Cumulative	61
	13.7	Entire Agreement and Modification	62
	13.8	Disclosure Agreement	62
	13.9	Assignments, Successors and No Third-Party Rights	62
	13.10	Severability	62
	13.11	Construction	62
	13.12	Time of Essence	63
	13.13	Governing Law	63
	13.14	Execution of Agreement	63

13.15	Shareholder Obligations	63
13.16	Representative of Seller and Shareholders	63

List of Exhibits

Exhibit 2.5 - Purchase Price Allocation
Exhibit 2.7(a)(i) - Bill of Sale
Exhibit 2.7(a)(ii) - Assignment and Assumption Agreement
Exhibit 2.7(a)(vii) - Escrow Agreement
Exhibit 2.7(c) - Form of Facility Lease
Exhibit 2.9(a) - Adjusted Interim Balance Sheet
Exhibit 3.4 - Interim Balance Sheet
Exhibit 7.5(a) - Form of Opinion of Counsel to Seller
Exhibit 13.3 - Notices

List of Disclosure Schedules

Section 2.1(b) - List of Tangible Personal Property
Section 2.1(j) - Seller Claims Against Third Parties
Section 2.2(c) - Excluded Deposits, Prepaid Expenses, Refunds, Etc.
Section 2.2(j) - Other Excluded Assets
Section 2.4(a)(v) - Written Warranty Agreements
Section 2.4(a)(viii) - Other Assumed Liabilities
Section 2.9(b) - Closing Financial Statements Adjustments
Section 3.1(a) - Organization and Good Standing
Section 3.1(c) - Seller's Stock Ownership
Section 3.2(b) - Seller Breaches
Section 3.2(c) - Required Notices and Consents
Section 3.8 - Leased Real Property
Section 3.9 - Encumbrances on Assets
Section 3.10 - Tangible Personal Property Not in Seller's Possession
Section 3.11 - Accounts Receivable
Section 3.13 - Undisclosed Liabilities
Section 3.14(a) - Taxes
Section 3.14(b) - List of Tax Returns and Audits
Section 3.14(j) - Taxing Jurisdictions
Section 3.16(a) - Employee Plans
Section 3.16(c) - Outstanding Employee Plan Payments
Section 3.16(j) - Workers' Compensation Compliance
Section 3.17(a) - Noncompliance with Legal Requirements
Section 3.17(b) - Governmental Authorizations
Section 3.18(a) - Pending or Threatened Legal Proceedings
Section 3.18(b) - Pending Orders
Section 3.18(c) - Order Compliance
Section 3.19 - Absence of Certain Changes and Events

Section 3.20(a) - Material Contracts
Section 3.20(b) - Shareholder Rights
Section 3.20(c) - Contract Compliance
Section 3.20(d) - Material Contract Compliance
Section 3.21(a) - Insurance Policies
Section 3.21(b) - Seller's Insurance Obligations
Section 3.21(d) - Insurance Policy Exceptions
Section 3.22 - Environmental Matters
Section 3.23(a) - Employees
Section 3.23(b) - Employee Terminations
Section 3.24(b) - Labor/Collective Bargaining Agreements
Section 3.25(b) - Intellectual Property Royalties
Section 3.25(c) - Intellectual Property
Section 3.25(d) - Marks
Section 3.25(e) - Copyrights
Section 3.25(g) - Net Names
Section 3.26 - Relationships with Related Persons

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated December 29, 2010, by and among Winnebago of Indiana, LLC, an Iowa limited liability company (“Buyer”), SunnyBrook Manufacturing, Inc., an Indiana corporation (“SBM”), SunnyBrook RV, Inc., an Indiana corporation (“RV” and, together with SBM, “Seller”), Elvie J. Frey, John Cornelius, Beverly Cornelius Revocable Trust, Susan Kalb-Yoder, Richard Marshall Family Trust, Tommy Thorton, James T. Wilson and Galen D. Miller (collectively, “Shareholders”).

R E C I T A L S:

WHEREAS, Shareholders own seven hundred seventy (770) shares of the common stock, no par value per share, of SBM, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of SBM and SBM owns six hundred fifty (650) shares of common stock, no par value per share of RV, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of RV;

WHEREAS, SBM and RV desire to sell, and Buyer desires to purchase, the Assets of SBM and RV for the consideration and on the terms set forth in this Agreement;

WHEREAS, the Board of Directors of SBM and the Shareholders of SBM have approved this Agreement and the Board of Directors of RV and sole Shareholder of RV have unanimously approved this Agreement; and

WHEREAS, the Manager of Buyer has approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Adjusted Interim Balance Sheet” has the meaning as set forth in Section 2.9(a).

“Adjustment Amount” has the meaning as set forth in Section 2.8.

“Assets” has the meaning as set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning as set forth in Section 2.7(a)(ii).

“Assumed Liabilities” has the meaning as set forth in Section 2.4(a).

“Balance Sheet” means a compiled balance sheet of Seller as of December 31, 2009.

“Bank Obligations” means the following amounts outstanding under the loan or other credit agreements under which the Seller has borrowed money, all as of December 29, 2010: (a) $2,267,451.55 outstanding pursuant to that certain Credit Agreement with JPMorgan Chase Bank, NA, dated January 11, 2006, including the Amendment to Credit Agreement dated May 30, 2007, the Line of Credit Note dated May 21, 2008 in the principal amount of $10,000,000, and the related forbearance agreements; (b) $955,939.29 outstanding under that certain Loan and Investment Agreement by and among RV, SBM, FFT, Galen D. Miller, KSCG Investments, LLC and Elvie Frey dated November 2, 2010, including the Secured and Guaranteed Promissory Note dated November 2, 2010 in the principal amount of $1,000,000 from RV to KSCG Investments, LLC; and (c) the loan by Elvie Frey in the principal amount of $80,000, with no interest, loaned to the Company on or about October 8, 2010, which obligation is not evidenced by a written instrument.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” has the meaning as set forth in Section 2.7(a)(i).

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Des Moines, Iowa are permitted or required to be closed.

“Buyer” has the meaning as set forth in the first paragraph of this Agreement.

“Buyer Indemnified Persons” has the meaning as set forth in Section 11.2.

“Cash Purchase Price” has the meaning as set forth in Section 2.3(a).

“Closing” has the meaning as set forth in Section 2.6.

“Closing Date” means the date on which the Closing actually takes place.

“Closing Financial Statements” has the meaning as set forth in Section 2.9(b).

“Closing Working Capital” has the meaning as set forth in Section 2.9(b).

“COBRA” has the meaning as set forth in Section 3.16(f).

“Code” means the Internal Revenue Code of 1986.

“Colony Action” has the meaning as set forth in Section 2.4(b)(xvii).

“Confidential Information” has the meaning as set forth in Section 12.1.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Copyrights” has the meaning as set forth in Section 3.25(a)(iii).

“Counter Notice” has the meaning as set forth in Section 11.10.

“Damages” has the meaning as set forth in Section 11.2.

“Disclosure Schedule” means the disclosure schedule delivered by Seller and Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Employee Plans” has the meaning as set forth in Section 3.16(a).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)    any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)    any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)    financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)    any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)    advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)    preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c)    reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)    assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)    protecting resources, species or ecological amenities;

(f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)    cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h)    making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agreement” has the meaning as set forth in Section 2.7(a)(viii).

“Escrow Amount” has the meaning as set forth in Section 2.3(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning as set forth in Section 2.2.

“Facilities” means any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the location of the real property specified in Section 2.7(c).

“Facility Lease” has the meaning as set forth in Section 2.7(c).

“FEMA Lawsuits” has the meaning as set forth in Section 2.4(b)(xvii).

“FFT” has the meaning as set forth in Section 2.7(c).

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)    nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)    federal, state, local, municipal, foreign or other government;

(c)    governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)    multinational organization or body;

(e)    body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)    official of any of the foregoing.

“Ground Lease” means any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Group Health Plan” means, collectively, (a) the Healthchoice Group Contract issued by Physicians Health Plan of Northern Indiana, Inc. dated July 1, 2010 (Plan P655-10), (b) the Section 125 Premium Only Plan and (c) the Term Life and Accidental Death and Dismemberment Insurance Policy issued by Companion Life Insurance Company, Policy No. 700-25-48322-000.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” means all buildings, structures, fixtures and improvements included in the Assets, including those under construction.

“Indemnified Person” has the meaning as set forth in Section 11.9.

“Indemnifying Person” has the meaning as set forth in Section 11.9.

“Indemnity Basket” has the meaning as set forth in Section 11.5.

“Indemnity Cap” has the meaning as set forth in Section 11.5.

“Initial Working Capital” has the meaning as set forth in Section 2.9(a).

“Intellectual Property Assets” has the meaning as set forth in Section 3.25(a).

“Interim Balance Sheet” has the meaning as set forth in Section 3.4.

“Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if: that individual is actually aware of that fact or matter after due inquiry and investigation by it of Seller's employees and officers who would normally be expected to have knowledge of the truthfulness or completeness of the representations or warranties requested.

“Lease” means any real property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” has the meaning as set forth in Section 3.25(a)(i).

“Net Book Value” has the meaning as set forth in Section 2.3(a).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)    is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(b)    does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Patents” has the meaning as set forth in Section 3.25(a)(ii).

“Permitted Encumbrances” has the meaning as set forth in Section 3.9.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning as set forth in Section 2.3.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” means with respect to a particular individual:

(a)    each other member of such individual's Family;

(b)    any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

(c)    any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d)    any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)    any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)    any Person that holds a Material Interest in such specified Person;

(c)    each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)    any Person in which such specified Person holds a Material Interest; and

(e)    any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended; (b) the “Family” of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required (a) to clean up, remove, treat or in any other way address any Hazardous Material; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material so it does not migrate or endanger public health or welfare or the Environment; (c) to perform required pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into material compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” has the meaning as set forth in Section 2.4(b).

“Seller” has the meaning as set forth in the first paragraph of this Agreement.

“Seller Contract” means any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller's Knowledge” means the Knowledge of Elvie J. Frey, Susan Kalb-Yoder or Tommy Thorton.

“Shareholders” means Elvie J. Frey, a resident of Shipshewana, Indiana; John Cornelius, a resident of St. Petersburg, Florida; Beverly Cornelius Revocable Trust dated January 12, 1998, as amended and restated; Susan Kalb-Yoder, a resident of Goshen, Indiana; Richard Marshall Family Trust, a Texas trust; Tommy Thorton, a resident of Austin, Texas; James T. Wilson, a resident of Middlebury, Indiana; and Galen D. Miller, a resident of Goshen, Indiana.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane,

boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Facility Lease and the certificates to be provided by Seller and Buyer pursuant to Sections 2.7(a)(viii) and 2.7(b)(v) of this Agreement, respectively.

“WARN Act” has the meaning as set forth in Section 3.23(d).

Section 1.2    Usage

(a)    In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)
reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)
reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)    Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)    This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II

SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.1    Assets to Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to all of Seller's property and assets, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a)    all cash and cash equivalents;

(b)    all Tangible Personal Property owned by Seller, including, but not limited to, those items described in Section 2.1(b) of the Disclosure Schedule;

(c)    all Inventories;

(d)    all Accounts Receivable;

(e)    except as set forth on Section 2.2(e) of the Disclosure Schedule, all Seller Contracts, including those listed in Section 3.20(a) of the Disclosure Schedule, and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(f)    all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Section 3.17(b) of the Disclosure Schedule;

(g)    all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(h)    all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Sections 3.25(d), (e) and (g) of the Disclosure Schedule;

(i)    all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended by either Buyer or Seller (for purposes of satisfying a Retained Liability or an indemnification obligation) in accordance with this Agreement;

(j)    all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Section 2.1(j) of the Disclosure Schedule; and

(k)    all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Section 2.2(c) of the Disclosure Schedule and that are not excluded under Section 2.2(h).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)    all minute books, stock Records and corporate seals;

(b)    the shares of capital stock of SBM held in treasury and all shares of capital stock of RV owned by SBM;

(c)    those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Section 2.2(c) of the Disclosure Schedule;

(d)    all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i) and (j));

(e)    all of the Seller Contracts listed in Section 2.2(e) of the Disclosure Schedule;

(f)    all personnel Records and other Records that Seller is required by law to retain in its possession;

(g)    all claims for refund of Taxes and other governmental charges of whatever nature;

(h)    all rights in connection with and assets of the Employee Plans except for the Group Health Plan;

(i)    all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement; and

(j)    the property and assets expressly designated in Section 2.2(j) of the Disclosure Schedule.

Section 2.3    Purchase Price and Payment of Purchase Price

(a)    The total purchase price under this Agreement will be Five Million Six Hundred Seventy-One Thousand Five Hundred Sixty-Five and 84/100 Dollars ($5,671,565.84) (the “Purchase Price”). The Purchase Price shall be calculated as follows: (1) Three Hundred Sixty-Eight Thousand One Hundred Seventy-Five and 00/100 Dollars ($368,175.00), which amount represents the book value of the Assets as of the date of the Interim Balance Sheet, less the book value of the Assumed Liabilities as of the date of the Interim Balance Sheet (the “Net Book Value”); (2) plus Two Million and 00/100 Dollars ($2,000,000.00) (together with the Net Book Value, the “Cash Purchase Price”); (3) plus the dollar amount of the Bank Obligations to be repaid by Buyer at Closing; and (4) plus or minus the Adjustment Amount.

(b)    In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer to Seller as follows:

(i)	One Million Eight Hundred Forty-Eight Thousand One Hundred Seventy-Five and 00/100 Dollars ($1,848,175.00) by wire transfers;

(ii)
Five Hundred Twenty Thousand and 00/100 Dollars ($520,000.00) (“Escrow Amount”) paid to such bank or other financial institution as may be selected by the mutual agreement of Buyer and Seller (“Escrow Agent”) pursuant to the Escrow Agreement;

(iii)	repayment in full by Buyer of the Bank Obligations; and

(iv)	the balance of the Purchase Price by an assumption of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.

(c)    Seller shall maintain a balance of at least Two Hundred Thousand and 00/100 Dollars ($200,000.00) in a bank account of Seller until the Adjustment Amount has been paid in accordance with Section 2.8.

Section 2.4    Liabilities

(a)    On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge when due only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)	any trade account payable reflected on the Interim Balance Sheet that remains unpaid as of the Effective Time;

(ii)	any trade account payable incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Effective Time that remains unpaid as of the Effective Time;

(iii)
purchase orders relating to supplies or materials placed by Seller in the Ordinary Course of Business prior to the Closing date for which invoices have not yet been issued to Seller as of the Closing Date;

(iv)	any Liability to Seller's customers incurred by Seller in the Ordinary Course of Business for orders outstanding as of the Effective Time reflected on Seller's books;

(v)
any Liability to Seller's customers under written warranty agreements in the forms disclosed in Section 2.4(a)(v) of the Disclosure Schedule given by Seller to its customers in the Ordinary Course of Business prior to the Effective Time;

(vi)
any Liability arising after the Effective Time under the Seller Contracts described in Section 3.20(a) of the Disclosure Schedule (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(vii)
any Liability under the Group Health Plan (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time, including but not limited to failure to make all required payments on behalf of Seller or any employee);

(viii)	any Liability of Seller described in Section 2.4(a)(viii) of the Disclosure Schedule;

(ix)
any Liability of Seller arising out of or relating to an event that occurs after December 31, 2010 with respect to products manufactured (in whole or in part) or sold by Seller prior to the Effective Time; and

(x)
the Liabilities of Seller shown on the Closing Financial Statements under the titles “Accrued Payroll,” “Accrued Commissions,” “Accrued Pre-Delivery Audit,” “Accrued Loss on Repurchase” and “Other Accrued Expenses.”

(b)    The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Buyer shall not, directly or indirectly, assume any of the Retained Liabilities. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)
any Liability arising out of or relating to products of Seller to the extent manufactured (in whole or in part) or sold prior to the Effective Time, other than to the extent assumed under Sections 2.4(a)(iv), (v) or (ix);

(ii)
any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

(iii)
any Liability for Taxes, including (A) any Taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv)	any Liability under any Contract not assumed by Buyer under Section 2.4(a);

(v)	any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;

(vi)
any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both other than to the extent assumed under Section 2.4(a)(vii);

(vii)	any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii)	any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(ix)	any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder other than to the extent assumed under Section 2.4(a)(i) or (ii);

(x)	any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller other than to the extent assumed under Section 2.4(a)(i) or (ii);

(xi)	any Liability to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)	any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii)	any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xiv)	any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)	any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xvi)	any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time; and

(xvii)
any liability associated with the FEMA lawsuits identified on Section 3.18(a) of the Disclosure Schedule and any other similar lawsuits filed after the Closing Date based upon a substantially similar set of facts (the “FEMA Lawsuits”), including, but not limited to, any defense costs and costs associated with defending the declaratory judgment action initiated by Colony National Insurance Company (captioned Colony National Insurance Company v. SunnyBrook RV, Inc., 20DO2-1010-PL-84) (the “Colony Action”).

Section 2.5    Allocation. The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholders shall contend or represent that such allocation is not a correct allocation.

Section 2.6    Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer's counsel at 215 10th Street, Suite 1300, Des Moines, Iowa 50309, commencing at 10:00 a.m. (local time) on December 29, 2010, unless Buyer and Seller otherwise agree. As the parties will not physically be present at such offices, the parties shall cooperate to provide executed copies of all documents, in such format as agreed between the parties, via overnight courier and/or e-mail. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article IX.

Section 2.7    Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)    Seller and Shareholders, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)	a bill of sale for all of the Assets that are Tangible Personal Property and Intellectual Property Assets in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)
an assignment of all of Seller's interests in, and Buyer's undertaking and assumption of, the Assumed Liabilities in the form of Exhibit 2.7(a)(ii) (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)	[Reserved];

(iv)
such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v)	[Reserved];

(vi)	[Reserved];

(vii)	an escrow agreement in the form of Exhibit 2.7(a)(vii), executed by Seller and the escrow agent, the terms of which are incorporated herein by reference (the “Escrow Agreement”);

(viii)
a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body.

(b)    Buyer shall deliver to Seller and Shareholders, as the case may be:

(i)	The Cash Purchase Price minus the Escrow Amount by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date;

(ii)	the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of the Escrow Amount to the Escrow Agent, by wire transfer to an account specified by the Escrow Agent;

(iii)	the Assignment and Assumption Agreement executed by Buyer; and

(iv)
a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

(c)    In addition, Buyer and FFT Land Management, Inc., (“FFT”) shall enter into a lease agreement with option to purchase with respect to the real property located at 201 14th Street, Middlebury, Indiana (the “Facility Lease”) in the form attached hereto as Exhibit 2.7(c) the terms and conditions of which are incorporated herein by this reference.

Section 2.8    Adjustment Amount And Payment. The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Working Capital from the Initial Working Capital. If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Seller to an account specified by Buyer. If the Adjustment Amount is negative, the difference between the Closing Working Capital and the Initial Working Capital shall be paid by wire transfer by Buyer to an account specified by Seller. Within three (3) Business Days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties pursuant to Section 2.9, Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.8.

Section 2.9    Adjustment Procedure

(a)    “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Assets as of that date. The Working Capital of Seller as of the date of the Interim Balance Sheet (the “Initial Working Capital”) was Ninety-Three Thousand Five Hundred Seventy-Four and 00/100 Dollars ($93,574.00), as shown on Exhibit 2.9(a) attached hereto (the “Adjusted Interim Balance Sheet”).

(b)    Buyer shall prepare financial statements (“Closing Financial Statements”) of Seller as of the Effective Time and for the period from the date of the Interim Balance Sheet through the Effective Time on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Interim Balance Sheet, except as set forth in Section 2.9(b) of the Disclosure Schedule. Buyer shall then determine the Working Capital as of the Effective Time (the “Closing Working Capital”) based upon the Closing Financial Statements and using the same methodology as was used to calculate the Initial Working Capital. Buyer shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Seller within sixty (60) days following the Closing Date.

(c)    If within thirty (30) days following delivery of the Closing Financial Statements and the Closing Working Capital calculation Seller has not given Buyer written notice of its objection as to the Closing Working Capital calculation (which notice shall state the basis of Seller's objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(d)    If Seller duly gives Buyer such notice of objection, Seller and Buyer shall meet in an effort to resolve any objection and arrive at a final determination and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of Buyer's receipt of Seller's objection notice, Seller and Buyer shall submit the issues remaining in dispute to Deloitte & Touche LLP, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.9(b). If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

Section 2.10    [Reserved]

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and each Shareholder represent and warrant, jointly and severally, to Buyer as follows:

Section 3.1    Organization and Good Standing

(a)    Section 3.1(a) of the Disclosure Schedule contains a complete and accurate list of jurisdiction of incorporation of Seller and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)    Complete and accurate copies of the Governing Documents of Seller, as currently in effect, have previously been provided to Buyer.

(c)    Other than SBM's ownership of RV, Seller has no Subsidiary and, except as disclosed in Section 3.1(c) of the Disclosure Schedule, does not own any shares of capital stock or other securities of any other Person.

Section 3.2    Enforceability; Authority; No Conflict

(a)    This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholders of the Transaction Documents to which they are a party at the Closing, each of such Transaction Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under the Transaction Documents, and such action has been duly authorized by all necessary action by the Shareholders and Seller's board of directors. Each Shareholder has all necessary legal capacity to enter into the Transaction Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(b)    Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)
Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Shareholder, or any of the Assets, may be subject;

(iii)
contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)	cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v)
Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii)	result in any shareholder of the Seller having the right to exercise dissenters' appraisal rights.

(c)    Except as set forth in Section 3.2(c) of the Disclosure Schedule, neither Seller nor any Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.3    Capitalization. The authorized equity securities of SBM consist of one thousand (1,000) shares of common stock, no par value per share, of which seven hundred seventy (770) shares are issued and outstanding. The authorized equity securities of RV consist of one thousand (1,000) shares of common stock, no par value per share, of which six hundred fifty (650) shares are issued and outstanding. Shareholders own all of the stock of SBM and SBM owns all of the stock of RV. Shareholders and SBM are and will be on the Closing Date the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller.

Section 3.4    Financial Statements. Seller has delivered to Buyer: (a) compiled balance sheets of Seller as of December 31 in each of the fiscal years 2006 through 2009, and the related statements of income and retained earnings for each of the fiscal years then ended; and (b) a compiled balance sheet of Seller as of November 30, 2010 (as attached hereto as Exhibit 3.4, the “Interim Balance Sheet”) and the related statements of income and retained earnings for the eleven (11) months then ended. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in retained earnings of Seller as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

Section 3.5    Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

Section 3.6    Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller's business in the manner presently operated by Seller and (b) include all of the operating assets of Seller except for the Excluded Assets.

Section 3.7    [Reserved]

Section 3.8    Description of Leased Real Property. Section 3.8 of the Disclosure Schedule contains a correct legal description and street address for all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Ground Leases.

Section 3.9    Title to Assets; Encumbrances. Except for those Assets in which the Seller has only a leasehold interest, Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Section 3.9 of the Disclosure Schedule (“Non-Real Estate Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Non-Real Estate Encumbrances except for those listed on Section 3.9 of the Disclosure Schedule (“Permitted Encumbrances”).

Section 3.10    Condition of Tangible Personal Property. Except as listed on Section 3.10 of the Disclosure Schedule, the Company has not received, in the last one (1) year, any written notice of any (i) order requiring repair, alteration, or correction of any existing condition affecting any Tangible Personal Property or the systems or improvements thereat, or (ii) structural, mechanical, or other defects of material significance affecting the Facilities or the systems or improvements thereat. Except as disclosed in Section 3.10 of the Disclosure Schedule, all Tangible Personal Property used in Seller's business is in the possession of Seller, is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the Ordinary Course of Business.

Section 3.11    Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or reflected in the Closing Financial Statements as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible. Each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. To Seller's Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

Section 3.12    Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or in the Closing Financial Statements of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

Section 3.13    No Undisclosed Liabilities. Except as set forth in Section 3.13 of the Disclosure Schedule, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

Section 3.14    Taxes

(a)    All Tax Returns of Seller that could impose liability on Buyer as a result of the Contemplated Transactions have been or will be timely filed if timely extensions are applied for and received. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Section 3.14(a) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Seller is not delinquent in the payment of any Tax, penalty or interest required to be paid by them and no unpaid deficiencies for any tax have been assessed against Seller. No claim has ever been made or is reasonably expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to Seller's Knowledge, there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Seller has delivered or made available to Buyer copies of all Tax Returns filed since January 1, 2006. To Seller's Knowledge, no undisclosed deficiencies are expected to be asserted with respect to any audits of federal and state income or franchise Tax Returns of Seller by the IRS or relevant state tax authorities. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings. Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Section 3.14(b) of the Disclosure Schedule, to Seller's Knowledge no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to Seller's Knowledge. Except as described in Section 3.14(b) of the Disclosure Schedule, Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)    All property tax returns of any kind have been filed by Sellers in all taxing jurisdictions.

(d)    Seller is not undergoing any tax audits, is not contesting any tax claimed to be due, and has not granted an extension of any statute of limitations, or similar law, to any taxing authority for the assessment of any taxes.

(e)    Seller has in its possession properly executed sales and use tax exemption certificates for all of its current or prior operations.

(f)    All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(g)    There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

(h)    Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(i)    [Reserved]

(j)    Section 3.14(j) of the Disclosure Schedule lists all the states and localities with respect to which Seller is required to file any corporate, income or franchise tax returns and sets forth whether Seller is treated as the equivalent of an S corporation by or with respect to each such state or locality. Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

(k)    Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

Section 3.15    No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

Section 3.16    Employee Benefits

(a)    Set forth in Section 3.16(a) of the Disclosure Schedule is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). The Company has no “Defined Benefit Plan”, “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or plan subject to Title IV of ERISA. Also set forth on Section 3.16(a) of the Disclosure Schedule is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

(b)    Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (v) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c)    Except as disclosed in Section 3.16(c) of the Disclosure Schedule, full payment has been made or accrued of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d)    Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(e)    The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Employee Plan documents. Neither Seller nor to Shareholder's knowledge any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(f)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to Seller's Knowledge, there are no circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(g)    There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(h)    Seller has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Section 3.16(j) of the Disclosure Schedule.

(i)    Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller.

(j)    Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(k)    No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

Section 3.17    Compliance With Legal Requirements; Governmental Authorizations

(a)    Except as set forth in Section 3.17(a) of the Disclosure Schedule:

(i)
Seller is, and at all times since January 1, 2009, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)
to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)
Seller has not received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)    Section 3.17(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or the Assets. Except as set forth in Section 3.17(b) of the Disclosure Schedule, each Governmental Authorization listed or required to be listed in Section 3.17(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.17(b) of the Disclosure Schedule:

(i)
Seller is, and at all times since January 1, 2009, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.17(b) of the Disclosure Schedule;

(ii)
no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Disclosure Schedule;

(iii)
Seller has not received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)
all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.17(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Section 3.17(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

Section 3.18    Legal Proceedings; Orders

(a)    Except as set forth in Section 3.18(a) of the Disclosure Schedule, there is no pending or, to Seller's Knowledge, threatened Proceeding:

(i)	by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Seller's Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all material pleadings, correspondence and other documents relating to each Proceeding listed in Section 3.18(a) of the Disclosure Schedule. There are no Proceedings listed or required to be listed in Section 3.18(a) of the Disclosure Schedule that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b)    Except as set forth in Section 3.18(b) of the Disclosure Schedule:

(i)	there is no Order to which Seller, its business or any of the Assets is subject; and

(ii)
to Seller's Knowledge, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

(c)    Except as set forth in Section 3.18(c) of the Disclosure Schedule:

(i)	Seller is, and, at all times since January 1, 2009, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)
no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii)
Seller has not received, at any time since January 1, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

Section 3.19    Absence of Certain Changes and Events. Except as set forth in Section 3.19 of the Disclosure Schedule, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)    change in Seller's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;

(b)    amendment to the Governing Documents of Seller;

(c)    payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d)    adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e)    damage to or destruction or loss of any Asset, whether or not covered by insurance;

(f)    entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least One Thousand Dollars ($1,000.00);

(g)    sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(h)    cancellation or waiver of any claims or rights with a value to Seller in excess of Twenty-Five Thousand Dollars ($25,000.00);

(i)    written notice by any current customer or supplier of Seller to Seller that it intends to discontinue or materially change the terms of its relationship with Seller;

(j)    material change in the accounting methods used by Seller; or

(k)    Contract by Seller to do any of the foregoing.

Section 3.20    Contracts; No Defaults

(a)    Section 3.20(a) of the Disclosure Schedule contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i)	each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of Ten Thousand Dollars ($10,000.00);

(ii)	each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of Ten Thousand Dollars ($10,000.00);

(iii)	each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of One Thousand Dollars ($1,000.00);

(iv)
each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Thousand Dollars ($1,000.00) and with a term of less than one year);

(v)	each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)	each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii)	each Seller Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii)	each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)	each power of attorney of Seller that is currently effective and outstanding;

(x)	each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi)	each Seller Contract for capital expenditures in excess of Ten Thousand Dollars ($10,000.00);

(xii)	each Seller Contract in respect of bank borrowings or in which Seller otherwise borrows money from another Person;

(xiii)	each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

(xiv)	each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Section 3.20(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and date of the Contract (including amendments).

(b)    Except as set forth in Section 3.20(b) of the Disclosure Schedule, no Shareholder has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(c)    Except as set forth in Section 3.20(c) of the Disclosure Schedule:

(i)
each Contract identified or required to be identified in Section 3.20(a) of the Disclosure Schedule and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms; and

(ii)
each Contract identified or required to be identified in Section 3.20(a) of the Disclosure Schedule and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person.

(d)    Except as set forth in Section 3.20(d) of the Disclosure Schedule:

(i)	Seller is, and at all times since January 1, 2009, has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)
To Seller's Knowledge, each other Person that has any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2009, has been, in material compliance with all applicable terms and requirements of such Contract;

(iii)
to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv)
no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)
Seller has not given to or received from any other Person, at any time since January 1, 2009, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(e)    There are no on-going renegotiations of, or to Seller's Knowledge, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)    Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 3.21    Insurance

(a)    Seller has delivered to Buyer:

(i)
accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2010, a list of which is included in Section 3.21(a) of the Disclosure Schedule; and

(ii)	accurate and complete copies of all pending applications by Seller for policies of insurance.

(b)    Section 3.21(b) of the Disclosure Schedule describes all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)    Seller has delivered to Buyer, by year, for the current policy year and each of the five (5) preceding policy years:

(i)	a summary of the loss experience under each policy of insurance; and

(ii)	a statement describing each claim under a policy of insurance for an amount in excess of Ten Thousand Dollars ($10,000.00), which sets forth:

(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance and period of coverage; and

(C)	the amount and a brief description of the claim.

(d)    Except as set forth in Section 3.21(d) of the Disclosure Schedule:

(i)	all policies of insurance to which Seller is a party or that provide coverage to Seller:

(A)	are valid, outstanding and enforceable;

(B)	are issued by an insurer that to Seller's Knowledge is financially sound and reputable;

(C)
taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and

(D)	are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii)
Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)	Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(iv)	Seller has given notice to the insurer of all known claims that may be insured thereby.

Section 3.22    Environmental Matters. Except as disclosed in Section 3.22 of the Disclosure Schedule:

(a)    Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any Shareholder has any reasonable basis to expect, nor has any of them or any other Person for whose conduct Seller may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)    There are no pending or, to Seller's Knowledge, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c)    Seller has not received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)    Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to Seller's Knowledge, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)    To Seller's Knowledge, there are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor to Seller's Knowledge, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility except in full compliance with all applicable Environmental Laws.

(f)    There has been no Release or, to Seller's Knowledge, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or to Seller's Knowledge any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g)    Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring in possession of Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

Section 3.23    Employees

(a)    Section 3.23(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b)    Section 3.23(b) of the Disclosure Schedule states the number of employees terminated by Seller and that have voluntarily left Seller's employment since January 1, 2010, including the aggregate number terminated due to layoff or reduction in hours or cause.

(c)    Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

(d)    To Seller's Knowledge, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To Seller's Knowledge no current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

Section 3.24    Labor Disputes; Compliance

(a)    Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under all federal, state and local laws relating to labor and employment practices, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)    Except as disclosed in Section 3.24(b) of the Disclosure Schedule, (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2006, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller's Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller's Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

Section 3.25    Intellectual Property Assets

(a)    The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(i)	Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)	all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)	all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)
all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(v)	all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b)    Section 3.25(b) of the Disclosure Schedule contains a complete and accurate list of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than Five Thousand Dollars ($5,000.00) under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c)    Except as set forth in Section 3.25(c) of the Disclosure Schedule, the Intellectual Property Assets are all those necessary for the operation of Seller's business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the

Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Section 3.25(c) of the Disclosure Schedule.

(d) (i)    Section 3.25(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Marks.

(ii)	No Marks have been registered with the United States Patent and Trademark Office.

(iii)	To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(iv)
To Seller's Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Seller's Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other person.

(e) (i)    Section 3.25(e) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights.

(ii)	There are no registered Copyrights.

(iii)
To Seller's Knowledge no Copyright is infringed or, has been challenged. To Seller's Knowledge none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(f)    Seller has good title to and an absolute right to use the Trade Secrets. To Seller's Knowledge, the Trade Secrets are not part of the public knowledge or literature. To Seller's Knowledge, the Trade Secrets are not being used, or have been divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(g) (i)    Section 3.25(g) of the Disclosure Schedule contains a complete and accurate list and summary description of all Net Names.

(ii)	All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

(iii)	No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any Net Name.

(iv)	To Seller's Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v)
To Seller's Knowledge, no Net Name has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

Section 3.26    Relationships With Related Persons. Except as disclosed in Section 3.26 of the Disclosure Schedule, neither Seller nor any Shareholder nor any Related Person of any of them has, or since January 1, 2010, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller's business. Neither Seller nor any Shareholder nor any Related Person of any of them owns, or since January 1, 2010, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Section 3.26 of the Disclosure Schedule, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Section 3.26 of the Disclosure Schedule, neither Seller nor any Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

Section 3.27    Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Assets or the Contemplated Transactions.

Section 3.28    Solvency. Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets.

Section 3.29    Disclosure

(a)    No representation or warranty or other statement made by Seller or any Shareholder in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)    To Seller's Knowledge, there is no fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholders as follows:

Section 4.1    Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa, with full corporate power and authority to conduct its business as it is now conducted.

Section 4.2    Authority; No Conflict

(a)    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer's Closing Documents”), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)    Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of Governing Documents of Buyer;

(ii)	any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.3    Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

Section 4.4    Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE V

[Reserved]

ARTICLE VI

[Reserved]

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 7.1    Accuracy of Representations

(a)    All representations and warranties of Seller and Shareholders in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

(b)    Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

Section 7.2    Seller's Performance. All of the covenants and obligations that Seller and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

Section 7.3    Consents. Each of the Consents identified in Section 3.2(c) of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

Section 7.4    Facility Lease. Buyer and FFT shall have entered into the Facility Lease dated as of the Closing Date.

Section 7.5    Additional Documents. Seller and Shareholders shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)    an opinion of Yoder, Ainlay, Ulmer & Buckingham, LLP, special counsel to Seller, dated the Closing Date, in the form of Exhibit 7.5(a);

(b)    The Articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller's incorporation;

(c)    Any Consents or other instruments that may be required to permit Buyer's qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “SunnyBrook RV” or any derivative thereof;

(d)    A payoff letter from each holder of a Bank Obligation;

(e)    Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(f)    Certificates dated as of a date not earlier than the seventh day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of Indiana; and

(g)    Such other documents as Buyer may reasonably request for the purpose of:

(i)	evidencing the accuracy of any of Seller's representations and warranties;

(ii)
evidencing the performance by Seller or either Shareholder of, or the compliance by Seller or either Shareholder with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder;

(iii)	evidencing the satisfaction of any condition referred to in this Article VII; or

(iv)	otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

Section 7.6    No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

Section 7.7    No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time),

contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding any applicable bulk sales laws.

Section 7.8    Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to operate the Assets from and after the Closing. In addition, as of the Closing Date, Seller shall have requested a certificate as to the payment of all applicable state Taxes by Seller to be executed by the appropriate officials of the State of Indiana.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

Section 8.1    Accuracy of Representations. All representations and warranties of Buyer in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

Section 8.2    Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

Section 8.3    Additional Documents. Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and Shareholders:

(a)    such other documents as Seller may reasonably request for the purpose of:

(i)	evidencing the accuracy of any representation or warranty of Buyer,

(ii)	evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or

(iii)	evidencing the satisfaction of any condition referred to in this Article VIII.

Section 8.4    No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE IX

[Reserved]

ARTICLE X

ADDITIONAL COVENANTS

Section 10.1    Employees and Employee Benefits

(a)    For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller's business as currently conducted, including employees on leave of absence, including family medical leave, military leave, disability or sick leave.

(b) (i)
Buyer will offer employment as of the Closing Date to all Active Employees of Seller as of the Closing Date; provided, however, that Buyer shall not be required to hire any Active Employee unless such Active Employee is in all respects in compliance with all laws and regulations including all immigration matters. Each such employee of Sellers who accepts Buyer's offer of employment and becomes an employee of the Buyer on the Closing Date shall be referred to herein as the “Hired Active Employees”. Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions and grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all Active Employees.

(ii)
Neither Seller nor any Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing.

(iii)
It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(a) (i)
Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, other than such wages and other remuneration being assumed by Buyer as part of the Assumed Liabilities; (B) the payment of any termination or severance payments; and (C) any and all payments to employees required under the WARN Act.

(ii)	Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans.

(d)    All Hired Active Employees who are participants in Seller's retirement plans shall retain their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller (or Seller's retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. After the Closing Date, all Hired Active Employees shall have the opportunity to participate in Buyer's retirement plans.

(e)    Neither Seller nor Shareholders nor their respective Related Persons will make any transfer of pension assets to Buyer.

(f)    Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g) (i)    Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)
Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)
If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)
Seller shall provide Buyer with copies of existing I-9 forms with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v)
Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

Section 10.2    Payment of All Taxes Resulting From Sale of Assets By Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement.

Section 10.3    Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement.

Section 10.4    [Reserved]

Section 10.5    Removing Excluded Assets. On or before the Closing Date, Seller shall be entitled to remove any Excluded Assets from all Facilities to be occupied by Buyer. If removed, such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Buyer and Seller acknowledge that certain Excluded Assets may remain on the Facilities and will remain the property of the respective owners thereof. If such Excluded Assets are owned by Seller, Buyer shall be entitled to notify Seller to remove such Excluded Assets and if Seller fails to remove such Excluded Assets within a reasonable period of time, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller's sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets owned by Seller and not removed by Seller in accordance with this Section.

Section 10.6    Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

Section 10.7    Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or either Shareholder.

Section 10.8    Noncompetition, Nonsolicitation and Nondisparagement

(a)    For a period of two (2) years after the Closing Date, Seller shall not, anywhere in the United States or Canada, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the recreational vehicle manufacturing business (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)    For a period of two (2) years after the Closing Date, Seller shall not, directly or indirectly:

(i)	solicit the business of any Person who is a customer of Buyer;

(ii)
cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)
cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)
hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)    After the Closing Date, Seller will not disparage Buyer or any of Buyer's shareholders, directors, officers, employees or agents.

(d)    If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.8 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 10.9 Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Seller shall not take any action that would disparage the name or business of Buyer.

Section 10.10    Retention Of and Access To Records and Litigation Support.
(a)    After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer; provide that Buyer shall retain all books and records relating to pre-closing tax, accounting or legal matters for a period of at least five (5) years from the Closing. Buyer also shall provide Seller and Shareholders and their Representatives reasonable access thereto, during normal business hours and on at least three (3) days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least one Business Days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.
(b)     In the event and for so long as any Party hereto actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller or Shareholder, each of the other Parties shall reasonably cooperate with the contesting or defending Party and his, her or its counsel in the contest or defense, make available his, her or its personnel, and provide such testimony and access to his, her or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).

Section 10.11    Further Assurances. Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
Section 10.12 Reassignment of Accounts Receivable.

(a) Buyer shall use reasonable efforts to collect all of the accounts receivable of Seller reflected on the Closing Financial Statements. Buyer shall furnish Seller with all such records and other information as Seller may require to verify the amounts collected by the Buyer with respect to the Accounts Receivable reflected on the Closing Financial Statements. For the purpose of determining amounts collected by the Buyer with respect to the Accounts Receivable reflected on the Closing Financial Statements, (i) if a payment is specified by an account debtor as being in payment of a specific invoice of the Buyer or Seller, as the case may be, the payment shall be applied to that invoice, and (ii) in the absence of a bona fide dispute between an account debtor and Buyer, all payments by an account debtor that are not specified as being in payment of a specific invoice shall first be applied to the oldest outstanding invoice due from that account debtor. Buyer shall not be required to retain a collection agency, bring any suit or take any other action out of the Ordinary Course of Business to collect any of the Accounts Receivable reflected on the Closing Financial Statements. Buyer shall not compromise, settle or adjust the amount of any of the Accounts Receivable reflected on the Closing Financial Statements without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(b) To the extent that Buyer has not collected the full amount of the Accounts Receivable reflected on the reflected on the Closing Financial Statements (less the allowance for uncollectible accounts set forth thereon, if any) within ninety (90) days after the Closing Date, Buyer shall have the right to require Seller to repurchase all such Accounts Receivable remaining outstanding at their face amount less said allowance, if any. Buyer shall deliver to Seller a schedule setting forth the aggregate amount of all such uncollected Accounts Receivable as at such date, together with a listing of the account debtors and the amount of Accounts Receivables outstanding for each such debtor. On or before the fifth Business Day after receipt of such schedule, the Escrow Agent shall deliver such amount to Buyer by wire transfer to an account specified by Buyer from the balance of the portion of the Escrow Amount held for the Accounts Receivable adjustment and any other portion of the Escrow Amount available for such purpose, as provided in the Escrow Agreement. To the extent that such amounts delivered to Buyer under the Escrow Agreement are less than the total amount of the uncollected Accounts Receivable, Buyer shall then have the ability to pursue an indemnification claim against Seller and/or the Shareholders under Article XI. In the event there is a balance remaining in such portion of the Escrow Account, the Escrow Agent shall pay such amount to Seller within five (5) Business Days by wire transfer to an account specified by Seller. Both Buyer and Seller agree to execute all acknowledgements the Escrow Agent may require for the payments set forth in this Section. Upon receipt of such payment, Buyer shall assign and transfer to Seller, without recourse or representation (pursuant to documentation in form and substance reasonably satisfactory to

Seller), all uncollected Accounts Receivable and all documents, files, and correspondence relating thereto, including, but not limited to, invoices, shipping records, payment bonds and documentation of any lien rights. Both Seller and the Buyer shall promptly pay to the other any payment received on account of a receivable that is the property of the other party pursuant to this Agreement.

(c) If after the Closing Date Seller shall receive any remittance from or on behalf of any account debtor with respect to the Accounts Receivable (excluding any Accounts Receivable reassigned to Seller as set forth above), Seller shall endorse such remittance to the order of Buyer and forward same to Buyer promptly upon receipt thereof. If after the Closing Date Buyer shall receive any remittance from or on behalf of any account debtor with respect to any Accounts Receivable after such Accounts Receivable has been reassigned to Seller, Buyer shall endorse without recourse such remittance to the order of Seller and forward same to Seller promptly upon receipt thereof.
Section 10.13    Colony Action and FEMA Lawsuits. Seller shall continue to adequately defend, at its sole cost and expense, against the Colony Action and the FEMA Lawsuits until such time as there has been a final, non-appealable order (or a final order if counsel for Seller advises that there is no reasonable basis for success in an appeal) issued by a court of competent jurisdiction with respect to each of such lawsuits. If Seller fails to fulfill such covenant, the Shareholders shall have the indemnification obligations to Buyer described in Section 11.2, subject to the limitations of Article XI. Seller and Shareholders agree to keep Buyer apprised of the status of the Colony Action and the FEMA Lawsuits while such cases are pending and shall provide Buyer with regular, ongoing information regarding the related defense costs. Buyer shall have the right to elect to participate in and/or assume the defense of the Colony Action and the FEMA Lawsuits if Buyer reasonably determines that Seller is no longer adequately pursuing the defense of such lawsuits. In the event that Buyer so elects, Buyer shall be entitled pay for its own legal fees and costs by drawing from (a) the portion of the Escrow Amount attributable to the defense of the Colony Action and the FEMA Lawsuits pursuant to the terms of the Escrow Agreement and (b) any other portion of the Escrow Amount available for such purpose, as provided in the Escrow Agreement. To the extent that such amounts delivered to Buyer under the Escrow Agreement are insufficient to pay for such legal fees and costs, Buyer shall then have the ability to pursue an indemnification claim against Seller and/or the Shareholders under Article XI. In the event that Seller prevails in the Colony Action, any remaining related portion of the Escrow Amount shall be released to Seller pursuant to the terms of the Escrow Agreement. In the event that Seller does not prevail in the Colony Action, Buyer and Seller shall mutually agree upon a strategy for the ongoing defense of the FEMA Lawsuits; provided, however, that any remaining portion of the Escrow Amount available for the defense of the FEMA Lawsuits, and any other available amounts under the Escrow Agreement, shall be used in such defense.

Section 10.14    Finished Goods Inventories. The finished goods Inventories have been assigned a value of One Million One Hundred Sixty-One Thousand Three Hundred Sixty-One and 00/100 Dollars ($1,161,361.00) on the Closing Financial Statements and shall be saleable within twelve (12) months of the Closing Date for such amount. To the extent that such finished goods have not been sold by Buyer for such amount within twelve (12) months of the Closing Date, Buyer shall have the ability to access a portion of the Escrow Amount held for the finished goods Inventory and any other portion of the Escrow Amount available for such purpose, as provided in the Escrow Agreement. To the extent that such amounts delivered to Buyer under the Escrow Agreement do not reimburse Buyer in full for the amount of any unsold finished goods Inventory, Buyer shall then have the ability to pursue an indemnification claim against Seller and/or the Shareholders under Article XI. Any units of finished goods Inventory remaining unsold twelve (12) months after the Closing Date shall be disposed of as the Buyer determines and all additional revenues generated from the sale of such units shall belong solely to Buyer.

Section 10.15 Change of Name. On or before the Closing Date, SBM and RV shall each (a) amend its respective Governing Documents and take all other actions necessary to change its corporate name to a name not using the term “SunnyBrook” to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to SBM's or RV's present name, if so requested by Buyer.

Section 10.16    Guaranty of Repurchase Obligations. Winnebago Industries, Inc., the owner of 100% of the membership interests of Buyer, hereby agrees to unconditionally guarantee the performance of Buyer with respect to the obligations under the repurchase agreements of Seller being assumed by Buyer pursuant to this Agreement.

ARTICLE XI

INDEMNIFICATION; REMEDIES

Section 11.1    Survival. All representations, warranties, covenants and obligations in the Transaction Documents shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 11.2    Indemnification and Reimbursement By Seller and Shareholders. Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)    any Breach of any representation or warranty made by Seller or Shareholders in the Transaction Documents delivered by Seller or any Shareholder in connection with the Closing;

(b)    any Breach of any covenant or obligation of Seller or any Shareholder in the Transaction Documents delivered by Seller or any Shareholder in connection with the Closing;

(c)    any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)    any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)    any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date other than the Assumed Liabilities;

(f)    [Reserved];

(g)    any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(h)    any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller;

(i)    any Employee Plan established or maintained by Seller other than the Assumed Liabilities; or

(j)    any Retained Liabilities.

Section 11.3    Indemnification and Reimbursement By Seller-Environmental Matters. In addition to the other indemnification provisions in this Article XI, Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a)    any Environmental, Health and Safety Liabilities arising out of or relating to the ownership or operation by Seller at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller; or

(b)    any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by Seller with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was Released or allegedly Released by Seller on or at any Facilities or Assets at any time on or prior to the Closing Date.

Seller will be entitled to exclusively control any Remedial Action, any Proceeding relating to an Environmental Claim and any other Proceeding with respect to which indemnity may be sought under this Section 11.3.

Section 11.4    Indemnification and Reimbursement By Buyer. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)    any Breach of any representation or warranty made by Buyer in the Transaction Documents delivered by Buyer in connection with the Closing;

(b)    any Breach of any covenant or obligation of Buyer in the Transaction Documents delivered by Buyer in connection with the Closing;

(c)    any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

(d)    any Assumed Liabilities.

Section 11.5    Limitations on Amount-Seller and Shareholders. Seller and Shareholders shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Indemnity Basket”) and then only for the amount by which such Damages exceed the Indemnity Basket. The Indemnity Basket will not apply to claims under Section 11.2(b) through (j) or to matters arising in respect of Sections 3.9, 3.11, 3.14 or 3.22. Notwithstanding the foregoing, Seller's and Shareholders' maximum indemnification obligations under this Article XI shall be equal to One Million Dollars ($1,000,000.00) (the “Indemnity Cap”). In addition, neither the Indemnity Basket nor the Indemnity Cap will apply to any intentional Breach of any representations and warranties of Seller or Shareholders of which the Seller or Shareholders had Knowledge at any time prior to the date on which such representation and warranty is made or any fraudulent Breach by Seller or any Shareholder of any covenant or obligation, and Seller and the Shareholders will be jointly and severally liable for all Damages with respect to such Breaches.

Section 11.6    Limitations on Amount-Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all

Damages with respect to such matters exceeds the Indemnity Basket and then only for the amount by which such Damages exceed the Indemnity Basket. However, the Indemnity Basket will not apply to claims under Section 11.4(b) through (e) or matters arising in respect of Section 4.4. Notwithstanding the foregoing, Buyer's maximum indemnification obligation under this Article XI shall be equal to the Indemnity Cap. In addition, neither the Indemnity Basket nor the Indemnity Cap will apply to any intentional Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any fraudulent Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

Section 11.6A      Limitations-All Parties.

(a)    The indemnification provisions contained in this Article XI are intended to be the exclusive remedies available to the Parties in connection with Contemplated Transactions.
(b)    No indemnified Person shall be entitled to indemnification:
(i)    in connection with any claim for indemnification based upon a claim, assessment or deficiency for any Tax which arises from adjustments having the effect only of shifting income, credits and/or deductions from one fiscal period to another; or
(ii)    to the extent of any insurance proceeds actually received by the Indemnified Person in connection with the facts giving rise to such indemnification.
(c)    With respect to any Damages for which a reserve has been expressly established on the Closing Financial Statements, an indemnified Person shall only be entitled to indemnification to the extent that such Damages exceed the amount of the applicable reserve.

Section 11.7    Time Limitations

(a)    If the Closing occurs, Seller and Shareholders will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles X and XII, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.14, 3.16, 3.22 or 3.29, as to which a claim may be made until sixty (60) days after the expiration of the applicable statute of limitations in question (giving effect to any waiver, mitigation or extension thereof)), only if on or before December 31, 2013, Buyer notifies Seller or Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)    If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made until sixty (60) days after the expiration of the applicable statute of limitations in question (giving effect to any waiver, mitigation or extension thereof),at any time), only if on or before December 31, 2013, Seller or Shareholders notify Buyer of actual Damages incurred or reasonably expected to be incurred specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholders.

Section 11.8    Right of Setoff; Escrow. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may give notice of a claim in such amount under the Escrow Agreement. The giving of notice of a claim under the Escrow Agreement will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 11.9    Third-Party Claims

(a)    Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is directly prejudiced by the Indemnified Person's failure to give such notice.

(b)    If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at the Indemnifying Person's expense. If Indemnifying Person elects to assume the defense of any such claim or proceeding, the Indemnifying Person shall consult with the Indemnified Person for the purpose of allowing the Indemnified Person to participate in such defense, but in such case the expenses of Indemnified Party shall be paid for by the Indemnified Person and shall not be recoverable as part of any indemnification. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).
(d)    Notwithstanding the provisions of Section 13.4, Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholders with respect to such a claim anywhere in the world.

(e)    With respect to any Third-Party Claim subject to indemnification under this Article XI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)    With respect to any Third-Party Claim subject to indemnification under this Article XI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 11.10    Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted first in accordance with the notice provisions in the Escrow Agreement, and then, to the extent that the Escrow Amount has been exhausted, by notice from the Indemnified Person to the Indemnifying Person. The Indemnifying Person shall give notice to the Indemnified Person disputing any claim (a “Counter Notice”) within ten (10) Business Days following receipt by the Indemnifying Person of a notice regarding such claim. If no Counter Notice is received by the Indemnified Person within such ten (10)-Business Day period, then the dollar amount of damages claimed by the Indemnified Person as set forth in its notice shall be deemed established for purposes of this Section 11.10 and, at the end of such ten (10)-Business Day period and subject to the limitations set forth in this Article XI, the Indemnifying Person shall pay to the Indemnified Person the dollar amount claimed in the notice. If a Counter Notice is given with respect to a claim for indemnification under this Section 11.10, the

Indemnifying Person shall make payment with respect thereto only in accordance with (a) the joint written agreement of the parties, or (ii) a final, nonappealable order of a court of competent jurisdiction.

Section 11.10A Limitation of Liability of Galen D. Miller. Notwithstanding any other provision of this Agreement to the contrary, the exclusive obligation and limitation of Galen D. Miller with respect to any and all indemnity under the Contemplated Transactions, including representations and warranties, indemnity and this Article XI, shall be limited to One Hundred Fifty-Six Thousand Dollars ($156,000.00).

Section 11.11    Indemnification in Case of Strict Liability or Indemnitee Negligence

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE XI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE XII

CONFIDENTIALITY

Section 12.1    Definition of Confidential Information

(a)    As used in this Article XII, the term “Confidential Information” includes any and all of the following information of Seller, Buyer or Shareholders that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Shareholders, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)
all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)
all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)
all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)    Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article XII, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article XII to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Shareholders hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

Section 12.2    Restricted Use of Confidential Information

(a)    Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Shareholders (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller and Shareholders shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholders, as the case may be, of the obligations of this Article XII with respect to such information. Each of Buyer, Seller and Shareholders shall (iv) enforce the terms of this Article XII as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article XII; and (vi) be responsible and liable for any breach of the provisions of this Article XII by it or its Representatives.

(b)    Unless and until this Agreement is terminated, Seller and each Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Shareholders of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

(c)    From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities.

Section 12.3    Exceptions. Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article XII; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor any Shareholder shall disclose any Confidential Information of Seller or Shareholders relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

Section 12.4    Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article XII, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article XII. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

Section 12.5    Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

Section 12.6    Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1    Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

Section 13.2    Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholders nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Shareholders has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Shareholders, that any Confidential Information of Buyer has been disclosed to Seller, Shareholders or their Representatives or that Seller, Shareholders or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

Section 13.3    Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated on Exhibit 13.3 (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties).

Section 13.4    Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Iowa, County of Hancock, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Iowa, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
Section 13.5    Enforcement of Agreement. Seller and Shareholders acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Shareholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 13.6    Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.7    Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including the letter of intent dated October 13, 2010, between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 13.8    Disclosure Schedule

(a)    The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)    The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

Section 13.9    Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

Section 13.10    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.11    Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement and the Disclosure Schedule.

Section 13.12    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 13.13    Governing Law. This Agreement will be governed by and construed under the laws of the State of Iowa without regard to conflicts-of-laws principles that would require the application of any other law.

Section 13.14    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or email shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes, provided, however, any party providing a fax or electronic signature hereof shall be required to promptly forward a signed original to any requesting party.

Section 13.15    Shareholder Obligations. Subject to Section 11.11, the liability of each Shareholder hereunder shall be joint and several with Seller and with the other Shareholder. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholders jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholders shall be jointly and severally liable with Seller for the indemnities set forth in Article XI.

Section 13.16    Representative of Seller and Shareholders

(a)    Seller and each Shareholder hereby constitutes and appoints Elvie J. Frey as their representative (“Selling Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i)
to act on behalf of each of them in the absolute discretion of the Selling Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act pursuant to Section 2.9 with respect to any Purchase Price adjustment; (C) act under the Escrow Agreement; (D) give and receive notices pursuant to Section 13.3; (E) waive any provision of this Agreement pursuant to Article VIII and Section 13.6; (F) accept service of process pursuant to Section 13.4;

and (G) act in connection with any matter as to which Seller and each of the Shareholders, jointly and severally, have obligations, or are Indemnified Persons, under Article XI provided that Selling Parties Representative shall have no authority to amend any provision of this Agreement relative to limitation of liability in favor of any Shareholder or apportion the cost of indemnification from the Escrow Account other than pro-rata to all Shareholders; and

(ii)
in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 13.16; provided that Selling Parties Representative shall promptly provide notice to all Shareholders of any notice received under Section 13.3 after Closing.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of either of the Shareholders or Seller or by operation of law, whether by the death or incapacity of either Shareholder or by the occurrence of any other event. Each Shareholder and Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Section 13.16. Each of the Shareholders and Seller agree that the Selling Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Selling Parties Representative in good faith hereunder, and each of the Shareholders shall, on a proportionate basis in accordance with his or her ownership interest in the Seller, indemnify and hold the Selling Parties Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Selling Parties Representative may sustain as a result of any such action or omission by the Selling Parties Representative hereunder.

(b)    Buyer and the escrow agent designated in the Escrow Agreement shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and neither Buyer nor such escrow agent shall be liable to either of the Shareholders or Seller for any action taken or omitted to be taken by Buyer or such escrow agent in such reliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WINNEBAGO OF INDIANA, LLC:			SUNNYBROOK MANUFACTURING, INC.:

By:	/s/ Robert J. Olson	By:	/s/ Elvie J. Frey, Sr.
	Name: Robert J. Olson		Name: Elvie J. Frey, Sr.
	Title: Manager		Title: President

SUNNYBROOK RV, INC.:

		By:	/s/ Elvie J. Frey, Sr.
Name: Elvie J. Frey, Sr.
Title: President

SHAREHOLDERS:

/s/ Elvie J. Frey Sr.
Elvie J. Frey, Sr., Shareholder

/s/ John Cornelius
John Cornelius, Shareholder

/s/ Beverly Cornelius
Beverly Cornelius, Trustee of the Beverly
Cornelius Revocable Trust DTD 1-2-98, as
amended and restated, Shareholder

/s/ Susan Kalb-Yoder
Susan Kalb-Yoder, Shareholder

Richard Marshall Family Trust, Shareholder
By: /s/ William Leighton
William Leighton, Trustee

/s/ Tommy Thorton
Tommy Thorton, Shareholder

/s/ James T. Wilson
James T. Wilson, Shareholder

/s/ Galen D. Miller
Galen D. Miller, Shareholder

GUARANTY

Winnebago Industries, Inc. hereby provides the guaranty described in Section 10.16 of this Agreement.

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Robert J. Olson
Name: Robert J. Olson
Title: Chairman, CEO and President